Exhibit 16.1

YCM CPA INC.

4482 Barranca Pkwy, Suite 239,

Irvine, CA 92604, United States

December 16, 2024

Office of the Chief Accountant
U.S. Securities and Exchange Commission
100 F. Street, N.E.
Washington, DC 20549

Madame or Sir:

This letter serves to notify the Office of the Chief Accountant of the Securities and Exchange of the cessation of YCM CPA INC.’s auditor-client relationship with Visionary Holdings Inc. (Commission File Number 001-41385) as required by Section 1000.08(m) Notification of the Commission of Resignations and Dismissals from Audit Engagements for Commission Registrants, of the PCAOB's Rules.

Sincerely,

/s/ YCM CPA INC.
Irvine, California

CC: Email: SECPSletters@sec.gov